EXHIBIT 99.1

Cognigen Networks, Inc.	NEWS RELEASE
6405 218th Street, SW, Suite 305
Mountlake Terrace, Washington 98043	For Immediate Release at 5 PM PST
Monday, November 14, 2005

www.cognigen.com

Cognigen Networks Reports Quarterly Financial Results:

Revenue for September 2005 Quarter Increased Over Same Quarter in 2004

Mountlake Terrace, Washington, November 15 /PRNewswire-First Call/ — Cognigen Networks, Inc. (OTC Bulletin Board: CGNW- news), the Seattle area based Internet-enabled marketer of communications services and certificated reseller, today announced its unaudited financial results for the three months ended September 30, 2005. The Company realized revenue of $2,821,872 for the three months ended September 30, 2005, compared to revenue of $2,744,844 for the same period in 2004. Revenue for the quarter ended September 30, 2005, increased approximately 2% over the same period in 2004, while net income decreased from $244,362 for the period ended September 30, 2004, to $46,117 for the same period in 2005. Net cash from operations decreased from $83,978 for the three months ended September 30, 2004, to $40,354 for the same quarter in 2005.

Complete details of the full unaudited results and related financial information may be found in Cognigen’s quarterly report on Form 10-QSB which has been filed with the SEC and which may be accessed through Edgar Online or other sources.

Gary Cook, Cognigen’s CFO and acting CEO, commented on the reported results, “We are excited about our revenue growth but concerned with our product mix. Recently, our most popular products have been those with lower margins than the margins we have experienced in the past on most of our products and services. In addition, we have experienced a slower than anticipated ramp-up for our online mall. We are moving forward with a number of marketing initiatives aimed at helping us recover momentum with the online mall.”

Since becoming a public company six years ago, Cognigen has served approximately 820,000 customers worldwide who have purchased telecommunication and personal technology services and products from the Company’s websites. Each of the approximately 134,000 persons, who currently are registered as Cognigen agents, has a website that is replicated from the main www.ld.net site. This extraordinary Internet presence contains millions of pages that recently have gained for Cognigen’s principal website the number one ranking among long distance telecommunication marketing websites based on the number of unique visits and pages viewed by Ranking.com. In point of fact, recently Cognigen and its agents accounted for 11 of the top 27 long distance telecommunication websites rated by Ranking.com.

About Cognigen

Cognigen Networks, Inc., based in metropolitan Seattle, Washington, offers a wide range of telecommunication services and related technology products via its Web site, http://www.cognigen.com. Cognigen’s robust marketing engine harnesses distribution channels featuring a prominent Internet presence, a network of independent agents and several affiliate groups, each having their own customized Web site. Cognigen’s agent initiated sales as well as those generated directly off its main website are fulfilled via proprietary software utilizing the Internet. The Company sells its own proprietary services under the Cogni label as a certificated reseller and carrier, and resells the services of industry leaders such as 2Speak, AccuLinq, Inphonic Cellular, ShopForT1, Convergia, IBN Tel, MCI Neighborhood, Pioneer Telephone, OPEX, PowerNet Global, Speakeasy, UniTel and Trinsic / Z-Tel. Cognigen is authorized to operate as an interstate and international carrier under Section 214 of the rules of the Federal Communications Commission and is regulated by some state public utility commissions as a reseller of interstate and intrastate long distance telecommunications services. Since September of 1999, Cognigen has sold, on behalf of its vendors and for its own account, services and products to approximately 820,000 customers worldwide.

The information herein contains forward-looking statements, including, without limitation, statements relating to Cognigen Networks, Inc. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Company’s business, financial condition and results of operations, including without limitation, the Company’s possible inability to become certified as a reseller in all jurisdictions in which it applies, the possibility that the Company’s proprietary customer base will not grow as the Company expects, the Company’s inability to obtain additional financing, the Company’s possible lack of producing agent growth, the Company’s possible lack of revenue growth, the Company’s possible inability to add new products and services that generate increased sales, the Company’s possible lack of cash flows, the Company’s possible loss of key personnel, the possibility of telecommunications rate changes and technological changes and the possibility of increased competition. Many of these risks are beyond the Company’s control. The Company is not entitled to rely on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, or Section 2lE of the Securities Exchange Act of 1934, as amended, when making forward-looking statements.

Source:	Cognigen Networks, Inc.
	Contact:	Gary L. Cook
Meridian Center – 9800 Mt. Pyramid Court, Ste. 400
Englewood, CO 80112
720-895-1912 voice
720-895-1917 fax
gary@ld.net